Exhibit 99.2

Aoxin Tianli Group, Inc. Reports Third Quarter 2014 Financial Results

- 32% top line growth propelled revenues, margins and EPS to the highest levels in 3 years

- The newly acquired Hang-ao and OV Orange subsidiaries generated $1.9 million revenues and $1.2 million net profit

- Continued momentum from the Black Hog Program, offsetting weak market demand for regular breeder and market hogs

WUHAN CITY, China, Nov. 12, 2014 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ: ABAC) ("Aoxin Tianli" or the "Company"), a diversified company with businesses in hog farming, manufacture and marketing of electro-hydraulic servo-valves, and optical fiber hardware and software solutions, today announced its financial results for the third quarter ended September 30, 2014 (the "Results"). The Results include contributions from the Hang-ao and OV Orange, newly acquired subsidiaries of the Company, from their dates of acquisition, July 15, 2014 and August 26, 2014, respectively.

Mr. Ping Wang, Chairman and Chief Executive Officer of Aoxin Tianli Group, Inc., commented, "Despite continued weakness in the demand for our regular breeder and market hogs as a result of weakening macro conditions in China and the government's continuing efforts to curb corruption and excess spending, continued momentum in our Black Hog Program and solid contributions from our newly acquired subsidiaries, Hang-ao and OV Orange, allowed us to deliver the strongest quarterly results in three years, highlighting that our years of investment in the Enshi Prefecture and the newly adopted diversification strategy are bearing fruit."

Mr. Wang continued, "As we approach the tail end of 2014, we are proud of what we have achieved throughout this truly transformational year. With diversified revenue streams and a much strengthened balance sheet, we look forward to better days ahead of us."

Third Quarter 2014 Financial Results:

	For the Three Months Ended September 30,
($ thousands, except per share data)	2014	2013	% Change
Revenues	$11,476	$8,728	31.5%
Hog farming	9,324	8,540	9.2%
Retail	245	188	30.2%
Emerging business	1,907	-	NA
Gross margin	22.9%	10.4%	12.6%
Operating margin	13.6%	2.6%	11.0%
Net income (losses) for common shareholders	1,813	290	525.2%
Diluted earnings per share	0.08	0.03	209.0%

Revenues

Revenues for the third quarter of 2014 increased by $2.75 million, or approximately 32%, to $11.48 million from $8.73 million for the same period of 2013. This increase was primarily attributable to sales from newly acquired Hang-ao and OV Orange, increase in sales of black hogs and retail sales of specialty black hog pork products, partially offset by reduced sales of regular breeder and market hogs.

	For the Three Months Ended September 30,
	2014			2013
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	7,126	$259	$1,844	7,605	$282	$2,144
Market hogs- regular hogs	20,696	205	4,246	21,245	219	4,647
Market hogs- black hogs	14,325	226	3,234	8,029	218	1,749
Total Hog Farming	42,147	221	9,324	36,879	232	8,540

	Kilogram	Average Price/kg ($)	Sales ($ thousands)	Kilograms	Average Price/kg ($)	Sales ($ thousands)
Retail- specialty black hog pork products	52,750	$5	$245	47,055	$4	$188

Revenues for the third quarter of 2014 from hog farming, which include sales of regular breeder hogs, regular market hogs, and black hogs, increased by approximately 9% to $9.32 million from $8.54 million for the same period of last year. The Company sold a total of 42,147 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $221 per hog during the third quarter of 2014, compared to 36,879 hogs sold and a blended average selling price of $232 per hog for the same period of 2013. Revenues for the third quarter of 2014 from regular breeder hog sales decreased by 14% to $1.84 million with the number of regular breeder hogs sold decreasing 6% to 7,126 hogs and the average selling price of regular breeder hogs decreasing 8% to $259 per hog. Revenues for the third quarter of 2014 from regular market hog sales decreased by approximately 9% to $4.25 million as the number of regular market hogs sold declined 3% to 20,696 hogs and the average selling price of regular market hogs decreased 6% to $205 per hog. The decline in sales of regular breeder and market hogs was mainly due to the shutdown of our Farm 8 early this year, which reduced our capacity, as well as lack of market demand in light of weakening economic fundamentals and the government's continuing crackdown on corruption and excess spending. However, sales of black hogs continued to grow, increasing 85% to $3.23 million with the number of black hogs sold increasing 78% to 14,315 hogs and the average selling price of black hogs increasing 4% to $226 per hog.

We sold 52,750 kilograms of specialty black hog pork products through retail at approximately $5 per kilogram, generating revenues of $0.25 million for the third quarter of 2014. This compared to 47,055 kilograms sold at approximately $4 per kilogram and revenues of $0.19 million for the same period of last year. This, combined with the sales of black breeder and market hogs, led to $3.48 million in revenues from our black hog program. Our black hog specialty pork product portfolio includes fresh pork meat sold to supermarkets and meat shops, hotels and restaurants and various vacuumed pork meats sold in gift boxes or portable thermo coolers.

Revenues for the emerging business, which include sales from our newly acquired subsidiaries, Hang-ao and OV Orange, from their dates of acquisition, July 15, 2014 and August 26, 2014, respectively, were $1.91 million, accounting for approximately 17% of total revenues

Gross profit

Cost of goods sold increased $1.02 million, or 13%, to $8.84 million for the third quarter of 2014 from $7.82 million for the same period of last year. The increase in overall cost of goods sold were mainly related to the black hog program and the newly acquired emerging business, partially offset by reductions in feed cost. The price of corn, for example, dropped 7% or RMB 0.2 per kilogram comparing the third quarter of 2014 and 2013. Cost of goods sold related to hog farming, retail, and emerging business were $7.64 million, $0.21 million, and $1.00 million for the third quarter of 2014, compared to $7.69 million and $0.13 million, for farming and retail for the same period of last year, respectively. As the emerging businesses were not acquired until the third quarter of 2014, there is no comparable cost to report for 2013.

Overall gross profit for the third quarter of 2014 reached the highest level in three years, $2.63 million, compared to $0.90 million for the same period of last year. The increase in overall gross profit was mainly due to contributions from the emerging business and growth of the black hog program, partially offset by declines in sales from regular breeder and market hogs. Overall gross margin was 22.9%, with gross margins for hog farming, retail and emerging business 18%, 16%, and 48%, respectively, for the third quarter of 2014. This compared to overall gross margin of 10.4%, and gross margins for hog farming and retail of 10% and 17%, respectively, for the same period of last year. For the hog farming business, gross margins for regular breeder hogs, regular market hogs, and black hogs were 37%, 17% and 9% for the third quarter of 2014, as compared to 29%, 3%, and 6%, for the same period of last year, respectively. For the emerging business, gross margin from the sale of electro-hydraulic servo devices by Hang-ao was 42%, while gross margin from the sale of optical fiber products by OV Orange was 73% for the third quarter of 2014.

Operating profit

Selling, general and administrative expenses increased by $0.40 million, or 59%, to $1.07 million for the third quarter of 2014. The increase was primarily the result of additional amortization of $0.10 million for the distribution network acquired as a result of the purchase of a 40% non-controlling interest in Tianzhili, $0.04 million from bad debt expense, and $0.23 million from the newly acquired subsidiaries, Hang-ao and OV Orange.

Operating profit for the third quarter of 2014 increased by $1.33 million, or 576%, to $1.56 million, the highest level in three years. Operating margin for the third quarter of 2014 was 13.6%, compared to 2.6% for the same period of last year.

Net income

Net Income for the third quarter of 2014 was $1.90 million, compared to $0.17 million for the same period of last year. The improvement in net income was primarily the result of our new acquisitions which contributed approximately $1.2 million in net income for the third quarter of 2014 as well as growth in the black hog program, partially offset by continued weakness in sales of regular breeder and market hogs. After allocating net income attributable to non-controlling interests, net income attributable to common shareholders for the third quarter of 2014 was $1.81 million, or $0.08 per diluted share. This compared to net income attributable to common shareholders of $0.29 million, or $0.03 per diluted share, for the third quarter of 2013.

Nine Months Ended September 30, 2014 Financial Results:

	For the Nine Months Ended September 30,
($ thousands, except per share data)	2014	2013	% Change
Revenues	$29,237	$22,958	27.3%
Hog farming	26,456	22,719	16.5%
Retail	875	240	264.4%
Emerging business	1,907	-	NA
Gross margin	16.0%	6.2%	9.8%
Operating (loss) margin	5.5%	-3.9%	NM
Net income (loss) for common shareholders	2,733	(825)	NM
Diluted earnings per share	0.14	(0.07)	NM

Revenues

Revenues for the nine months ended September 30, 2014 increased $6.28 million, or approximately 27%, to $29.24 million from $22.96 million for the same period of 2013. This increase was primarily attributable to sales from newly acquired Hang-ao and OV Orange, an increase in sales of black hogs and retail sales of specialty black hog products, partially offset by reduced sales from regular breeder and market hogs. Sales of Hang-ao and OV Orange were included in our results only from July 15 and August 26, 2014, respectively.

	For the Nine Months Ended September 30,
	2014			2013
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average P rice/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	21,133	$264	$5,575	23,013	$271	$6,230
Market hogs- regular hogs	63,492	193	12,227	65,415	197	12,880
Market hogs- black hogs	39,180	221	8,654	17,213	210	3,609
Total Hog Farming	123,805	214	26,456	105,641	215	22,719

	Kilogram	Average Price/kg ($)	Sales ($ thousands)	Kilograms	Average Price/kg ($)	Sales ($ thousands)
Retail- specialty black hog pork products	181,802	$5	$875	58,711	$4	$240

Revenues for the nine months ended September 30, 2014 from hog farming, which include sales of regular breeder hogs, regular market hogs, and black hogs, increased by approximately 16% to $26.46 million from $22.72 million for the same period of last year. The Company sold a total of 123,805 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $214 per hog during the nine month period ended September 30, 2014, compared to 105,641 hogs sold and a blended average selling price of $215 per hog for the same period of 2013. Revenues for the nine months ended September 30, 2014 from regular breeder hog sales decreased by 11% to $5.58 million with the number of regular breeder hogs sold decreasing 8% to 21,133 hogs and the average selling price of regular breeder hogs decreasing 3% to $264 per hog. Revenues for the nine months ended September 30, 2014 from regular market hog sales decreased by approximately 5% to $12.23 million as the number of regular market hogs sold declined 3% to 63,492 hogs and the average selling price of regular market hogs decreased 2% to $193 per hog. The decline in sales of regular breeder and market hogs was mainly due to the shutdown of our Farm 8 early this year, which reduced our capacity, as well as lack of market demand in light of weakening economic fundamentals and the government's continuing crackdown on corruption and excess spending. Revenues for the nine months ended September 30, 2014 from black hog sales increased by 140% to $8.65 million as the number of black hogs sold increased by 128% to 39,180 hogs and the average selling price of black hogs increased by 5% to $221 per hog.

We sold 181,802 kilograms of specialty black hog pork products through retail at approximately $5 per kilogram, generating revenues of $0.87 million for the nine months ended September 30, 2014. This compared to 58,711 kilograms sold at approximately $4 per kilogram and revenues of $0.24 million for the same period of last year. This, combined with the sales of black hogs as breeder and market hogs, led to $9.53 million in revenues from our black hog program.

Revenues for the emerging business, which include sales from our newly acquired Hang-ao and OV Orange subsidiaries from their dates of acquisition, July 15, 2014 and August 26, 2014, respectively, were $1.91 million, accounting for approximately 7% of total revenues for the nine months ended September 30, 2014.

Gross profit

Cost of goods sold increased by $3.03 million, or 14%, to $24.55 million for the nine months ended September 30, 2014 from $21.53 million for the same period of last year. The increase in overall cost of goods sold were mainly related to the black hog program and the newly acquired emerging business, partially offset by reductions in feed costs. Cost of goods sold related to hog farming, retail, and emerging business were $22.92 million, $0.63 million, and $1.00 million for the nine months ended September 30, 2014, compared, in the case of hog farming and retail to $21.34 million, $0.19 million for the same period of last year, respectively.

Overall gross profit for the nine months ended September 30, 2014, increased by $3.25 million, or 227%, to $4.69 million from $1.43 million for the same period of last year. The increase in overall gross profit was mainly due to contributions from the emerging business and growth of the black hog program, partially offset by declines in sales from regular breeder and market hogs. Overall gross margin was 16.0%, with gross margins for hog farming, retail and emerging business 13%, 28%, and 48%, respectively, for the nine months ended September 30, 2014. This compared to overall gross margin of 6.2%, and gross margins for hog farming and retail of 6% and 13%, respectively, for the same period of last year. For the hog farming business, gross margins for regular breeder hogs, regular market hogs, and black hogs were 36%, 7% and 8% for the nine months ended September 30, 2014, as compared to 27%, -2%, and -1%, for the same period of last year, respectively. For the emerging business, gross margin from the sales of electro-hydraulic servo devices by Hang-ao was 42%, while gross margin from the sales of optical fiber products by OV Orange was 73% for the nine months ended September 30, 2014.

Operating profit (loss)

Selling, general and administrative expenses increased by $0.76 million, or 33%, to $3.08 million for the nine months ended September 30, 2014. The increase was primarily the result of additional amortization of $0.10 million from the distribution network acquired as a result of the purchase of a 40% non-controlling interest in Tianzhili, $0.04 million from bad debt expense, $0.04 million from payroll for increased personnel in our retail segment and our black hog retail operations which used an additional $0.27 million in promoting and marketing expenses, and $0.23 million from the new acquired subsidiaries, Hang-ao and OV Orange.

Operating profit for the nine months ended September 30, 2014 was $1.61 million, compared to an operating loss of $0.89 million for the same period of last year. Operating margin for the nine months ended September 30, 2014 was 5.5%, compared to operating loss margin of 3.5% for the same period of last year.

Net income (loss)

Net Income for the nine months ended September 30, 2014 was $2.70 million, compared to net loss of $1.14 million for the same period of last year. The improvement in net income was primarily the result of our new acquisitions which contributed approximately $1.2 million in net income for the nine months ended September 30, 2014 as well as growth in the black hog program, partially offset by weakness in sales of regular breeder and market hogs. After allocating net income attributable to non-controlling interests, net income attributable to common shareholders for the nine months ended September 30, 2014 was $2.73 million, or $0.14 per diluted share. This compared to net loss attributable to common shareholders of $0.82 million, or net loss of $0.07 per diluted share, for the same period of 2013.

Financial Position

As of September 30, 2014, the Company had cash and cash equivalents of $34.54 million, compared to $10.09 million at the end of 2013. Working capital as of September 30, 2014 was $38.69 million as compared to $14.95 million at December 31, 2013. Net cash provided by operating activities was $7.94 million for the nine months ended September 30, 2014, compared to $0.96 million for the nine months ended September 30, 2013.

Recent Developments

On November 10, 2014, OV Orange, one of the Company's subsidiaries, entered into a share sale agreement with Mr. Deming Liu and Hubei Aoxin Science & Technology Group Co. Ltd., a company whose Chairman and principal shareholder is Ping Wang, the Company's Chairman and CEO, to sell 100% of the equity of Wuhan Orange Optical Networking Technology Development Co., Ltd., a subsidiary of OV Orange, for consideration of RMB 1,000,000 or $161,030. On November 12, 2014, the Consideration of RMB 1,000,000 or $161,030 had been collected.

On October 31, 2014, the Company held its 2014 Annual Meeting of Shareholders, at which Mr. Anthony S. Chan was re-elected as a Class I director and a 2014 Share Incentive Plan was approved by shareholders.

On October 6, 2014, the Company entered into a Letter of Intent with Mr. Fawei Qiu who held 12% of the equity of Hang-ao, to sell him 100% of the equity of Beijing Sanqiang Tongwei Electromechanical Hydraulic Technology Development Co., Ltd., a subsidiary of Hang-ao, for consideration of RMB 24 million or $3.9 million. On November 10, 2014, the Company entered into a share sale agreement with Mr. Fawei Qiu to execute the letter of intent dated on October 6, 2014. On November 11, 2014, the consideration of RMB 24 million or $ 3.9 million had been collected.

On September 19, 2014, In support of a board restructuring plan which aims to reduce the size of its Board of Directors from eight to five and to realign the composition of its Board in response to the Company's New Strategic Development Plan initiated in July, four of the Company's Directors, Dr. Huanchun Chen, Mr. Wei Gong, Mr. Jianguo Hu, and Mr. Benyan Li, advised the Company of their intention to resign from the Board. On September 19, 2014, the Company accepted the resignation of each of the four Directors, effective immediately. None of the four Directors resigned due to any disagreement with the Company on any matter relating to its operations, policies or practices. On September 19, 2014, the entire Board, including the Nominating Committee, by unanimous written consent, elected Mr. Anthony S. Chan as an independent member of the Board.

On August 28, 2014, the Company announced that it acquired a 95% equity interest in Wuhan Optical Valley Orange Technology Co., Ltd. ("OV Orange"), a leading company focused on delivering next-generation optical fiber hardware and software solutions for the security and protection industry. As a result of the transaction, OV Orange became a 95% owned subsidiary of the Company's WFOE subsidiary, Wuhan Aoxin Tianli Enterprise Investment Management Co., Ltd. (the "WFOE Subsidiary"). The WFOE Subsidiary also holds an 88% equity interest in Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd. ("Hang-ao") which the Company acquired in July, and 100% of the equity in Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. which runs the Company's hog farming business.

On August 21, 2014, the Company announced that it completed a $7.2 million private placement of its common stock to Hubei Aoxin Science and Technology Group Co., Ltd ("Hubei Aoxin"). Pursuant to a Regulation S Subscription Agreement executed on August 18, 2014, the Company issued and sold 3 million shares of its common stock to Hubei Aoxin at a price of $2.40 per share. Established in 2009 as a PRC corporation, Hubei Aoxin is a wholly owned subsidiary of Aoxin Holdings Co. Ltd. ("Aoxin"), a diversified holding company whose main business is in industrial park development and operations. Mr. Ping Wang, Aoxin Tianli's Chairman and Chief Executive Officer, is a major shareholder and Chairman of Aoxin.

On July 28, 2014, the Company announced the change of its name to "Aoxin Tianli Group, Inc." In connection with the name change, the Company's common shares started trading on the NASDAQ Capital Market under the new ticker symbol "ABAC" (NASDAQ:ABAC), effective July 29, 2014.

On July 17, 2014, the Company announced a strategic development plan (the "Strategic Development Plan") to transform the Company into a higher growth, more profitable business through targeted investments and acquisitions in selected high-growth industries such as equipment manufacturing, optoelectronics, new materials & new energy products, electromechanics and healthcare devices. In connection with the Strategic Development Plan, the Company also announced the acquisition of an 88% equity interest in Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd. ("Hang-ao") for cash consideration of RMB 42 million (approximately US$6.8 million) and 1,047,000 shares of the Company's common stock (the "Share Consideration"). Vesting of the Share Consideration is contingent upon Hang-ao achieving certain agreed upon net profit targets. Specifically, the entire Share Consideration will only vest if Hang-ao achieves net profits of RMB 4.5 million, RMB 9.0 million, and RMB 15.0 million for the years ending December 31, 2014, 2015, and 2016, respectively. As a result of the completion of the transaction, Hang-ao became an 88% owned subsidiary of the Company's WFOE subsidiary, Wuhan Aoxin Tianli Enterprise Investment Management Co., Ltd.

Earnings Conference Call

AoxinTianli will host an earnings conference call andlive webcast covering its third quarter 2014 financial results at 8:00 a.m. EST on November 13, 2014, which is also 9:00 p.m. in Beijing on August 13, 2014. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for "AoxinTianli / ABAC".

Conference Call

Date:	Thursday, November 13, 2014
Time:	8:00 am EST, U.S.
U.S. Dial-in:	+1 877-317-6789
International Dial-in:	+1 412-317-6789
Conference ID:	AoxinTianli / ABAC
Webcast Link:	http://services.choruscall.com/links/abac141113.html

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the end of the live call through November 28, 2014. The audio replay can be accessed by dialing +1-877-344-7529 within the United States or +1-412-317-0088 internationally, and entering access ID No. 10056150.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is a diversified company with current businesses in hog farming and manufacturing and marketing of electro-hydraulic servo-valves and optical fiber hardware and software solutions. Under a New Strategic Development Plan adopted in July 2014, the Company plans to continue to diversify through targeted investments and acquisitions in selected high-growth industries such as equipment manufacturing, optoelectronics, new material & new energy products, electromechanics and healthcare devices. The Company is headquartered in Wuhan City, Hubei Province.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com